Exhibit 2.0

PRESS RELEASE

RESOLUTIONS OF THE SHAREHOLDERS’ MEETING

Turin, 30 June 2004 — The Extraordinary Shareholders’ Meeting of SANPAOLO IMI S.p.A. held today in Piazza San Carlo approved the following resolutions:

1.     proposals to amend the Articles and By-Laws relating to the implementation of the Legislative Decrees no. 6 of 17 January 2003 and no. 37 of 6 February 2004 (“Riforma organica della disciplina delle società di capitali e società cooperative” — “Institutional reform of joint stock and cooperative companies”), the organisation of the administration and management of the Bank and the need for greater clarity and precision of certain Articles and By-Laws provisions: the Shareholders’ Meeting approved the amendments as proposed, in order to complete the implementation of the corporate governance reform and to define certain organisational characteristics to adequately meet operating requirements and ensure an efficient management of the Bank which will encourage further growth and development for the benefit of the company and its shareholders. The amendments were also approved in light of the ever more important and demanding role in which SANPAOLO IMI finds itself in the domestic and transnational banking system;

2.     spin-off from Banca Fideuram S.p.A. of Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A. to SANPAOLO IMI S.p.A.: the Shareholders’ Meeting approved the spin-off project. Banca Fideuram’s stake in Fideuram Vita — amounting to 99.8% of the equity capital — will therefore be transferred to SANPAOLO IMI. Assignment to Banca Fideuram shareholders (other than SANPAOLO IMI) of SANPAOLO IMI ordinary shares will be in proportion to the stake held by each Banca Fideuram shareholder. The assignment ratio is:  0.07470 ordinary shares of SANPAOLO IMI for each share of Banca Fideuram held.

No cash compensation is envisaged.

Through the spin-off SANPAOLO IMI will issue a maximum of 26,290,836 shares each with a nominal value of €2.80 as consideration in the transaction.

The Shareholders of Banca Fideuram will be provided with a service to deal with any fractional shares resulting from the assignment ratio, at market prices, without charges or commissions.

In accordance with Article 2506-quater of the Italian Civil Code, the spin-off will be effective on the last of the dates of registration of the spin-off deed, or on any different later date indicated in the spin-off deed.

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The securities are intended to be made available within the United States in connection with the business combination pursuant to an exemption from the registration requirements of the Securities Act.

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The business combination described herein relates to the securities of foreign companies. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Sanpaolo IMI and the other companies involved in the business combination are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

INVESTOR RELATIONS

investor.relations@sanpaoloimi.com -Telefax +39 011 5552989

www.grupposanpaoloimi.com

Dean Quinn (+39 011 5552593)

Damiano Accattoli (+39 011 5553590)

Alessia Allemani (+39 011 5556147)

Anna Monticelli (+39 011 5552526)